April 15, 2014

Great-West Life & Annuity Insurance Company
8515 East Orchard Road
Greenwood Village, CO 80111

Re: Opinion of Counsel
Registration Statement on Form N-4 under the Securities Act of 1933 and
Investment Company Act of 1940
Variable Annuity-1 Series Account, File Nos. 333-194099 and 811-07549

Ladies and Gentlemen:

This opinion is furnished in connection with the filing of the above-referenced registration statement (the "Registration Statement") of Variable Annuity-1 Series Account (the "Account"), a separate account of Great-West Life & Annuity Insurance Company, a Colorado corporation (the "Company"), with respect to the proposed sale of an indefinite number of individual flexible premium variable annuity contracts (the "Contracts") known as Schwab Advisor Choice Variable AnnuityTM described in the prospectus (the "Prospectus") contained in the Registration Statement.

I am the Senior Vice President, Legal and Chief Compliance Officer of the Company. In so acting, I have made such examination of the law, records and documents as in my judgment are necessary or appropriate to enable me to render the opinion expressed below. For purposes of such examination, I have assumed the genuineness of all signatures and the conformity to the original of all copies.

Based on the foregoing, I am of the opinion that:

1.	The Company is a corporation in good standing, duly organized and validly existing under the laws of the State of Colorado, and subject to regulation by the Colorado Division of Insurance.

2.	The Account is a separate account validly established and maintained by the Company in accordance with the provisions of the Colorado Insurance Code.

3.
All of the prescribed corporate procedures for the issuance of the Contracts have been followed, and when the Contracts are issued and sold in accordance with the Prospectus contained in this Registration Statement (or as amended further to comply with the requirements of the Securities and Exchange Commission), all applicable state laws will have been complied with.

4.
When issued and sold as described in the Prospectus, the Contracts will be legally issued, fully paid and non-assessable, and represent binding obligations of the Company in accordance with their terms.

I consent to the use of this opinion or a copy thereof as an exhibit to the Registration Statement.

Sincerely,

/s/ Beverly A. Byrne

Beverly A. Byrne
Senior Vice President, Legal and Chief Compliance Officer

GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY
8515 E. ORCHARD ROAD · GREENWOOD VILLAGE, CO 80111 · (303) 737-3000